Exhibit 99.1
(Filed herewith)

NEWS RELEASE — May 16, 2007

For information, call:
Ken Golden
Director, Strategic Public Relations
309-765-5678

DEERE REPORTS SECOND-QUARTER EARNINGS OF $624 MILLION

•              25 percent increase reported in second-quarter EPS from continuing operations.

•              Positive asset-management trend continues.

•              Favorable global farm fundamentals.

MOLINE, Illinois (May 16, 2007) — Deere & Company today announced worldwide net income of $623.6 million, or $2.72 per share, for the second quarter ended April 30. Last year’s second-quarter net income of $744.6 million, or $3.13 per share, included $227.6 million from the company’s discontinued health-care business. Income from continuing operations was $623.6 million, or $2.72 per share, for the second quarter, versus $517.0 million, or $2.17 per share, last year.

For the first six months, net income was $862.3 million, or $3.76 per share, compared with $980.5 million, or $4.11 per share, last year. Six-month income from continuing operations was $862.3 million, or $3.76 per share, compared with $740.9 million, or $3.11 per share, last year. Income from continuing operations for both the quarter and six months last year included an after-tax charge of $44.2 million related to the completion of a cash tender offer to repurchase outstanding debt securities.

 Worldwide net sales and revenues increased 5 percent to $6.882 billion for the second quarter and were up 5 percent to $11.308 billion for the first six months. Net sales of the equipment operations were $6.266 billion for the quarter and $10.081 billion for six months, compared with $6.029 billion and $9.720 billion for the respective periods last year.

Improving conditions in the global farm sector, coupled with a positive customer response to the company’s innovative product lineup, are continuing to drive strong results, noted Robert W. Lane, chairman and chief executive officer. “Advanced product offerings that help John Deere customers be more profitable and productive are supporting our positive financial performance and expanded global market presence,” he said. “At the same time, we are making further progress holding the line on asset levels while effectively serving the needs of customers throughout the world.”  Trade receivables and inventories relative to sales have declined for 28 consecutive quarters, compared with the same period of the prior year.

Summary of Operations

Net sales of the worldwide equipment operations increased 4 percent for both the quarter and six months. This included positive effects for currency translation and price changes of 4 percent for both the quarter and six months. Equipment net sales in the U.S. and Canada were down 3 percent for the quarter and down 4 percent for the year to date. Net sales outside the U.S. and Canada increased by 22 percent for the quarter and 23 percent for six months, including a positive currency-translation effect of 7 percent for both periods.

Deere’s equipment divisions reported operating profit of $829 million for the quarter and $1.099 billion for six months, compared with $786 million and $1.047 billion for the periods last year. Higher operating profit for the quarter and six months was primarily the result of improved price realization, partially offset by higher selling and administrative expenses and increased raw-material costs. The impact of higher sales volumes from the company’s agricultural-equipment division largely offset lower construction-equipment volumes in both periods.

Deere’s ongoing emphasis on rigorous asset management is continuing to produce solid results. Trade receivables and inventories at the end of the quarter were $6.970 billion, or 34 percent of previous 12-month sales, compared with $7.112 billion, or 36 percent of sales, a year ago.

Financial services reported net income of $86.4 million for the quarter and $174.6 million for six months versus $309.4 million and $406.0 million last year, which included results from the discontinued health-care business. Income from continuing operations was $86.4 million for the quarter and $174.6 million for six months, versus $81.8 million and $166.4 million a year earlier. The improvement for both periods was primarily due to growth in the credit portfolio, partially offset by a higher provision for credit losses and, for the first six months, increased selling and administrative expenses.

Company Outlook

Company equipment sales are projected to increase by approximately 6 percent for full-year 2007 and to be up about 5 percent for the third quarter. Included in the yearly forecast is about two percentage points of positive currency translation. Net income is forecast to be around $1.55 billion for the year and in a range of $400 million to $425 million for the third quarter.

Company Summary

 “Our efforts to grow a great business are meeting with considerable success,” Lane said. “As a result, the company is poised to realize substantial benefits from powerful global economic trends, such as growing affluence, increasing demand for food, and the rising use of biofuels. In our view, these global developments hold great long-range potential for the company and its investors. On the basis of these factors, we believe John Deere is in an increasingly attractive position to deliver more sustainable, strong levels of performance over the long term.”

* * *

Equipment Division Performance

Agricultural. Division sales increased 14 percent for the quarter and 12 percent for six months. Sales increased due to higher volumes, improved price realization, and the favorable effects of currency translation. Operating profit was $487 million for the quarter and $624 million for six months, compared with $385 million and $491 million for the respective periods last year. Operating profit for both periods was higher primarily due to improved price realization and higher sales volumes. Partially offsetting the improvement was higher selling and administrative expenses attributable in part to the division’s growth initiatives.

Commercial & Consumer. Division sales were largely unchanged for the quarter and six months compared with the prior year. Improved price realization and the favorable effects of currency translation were mostly offset by lower shipment volumes. Operating profit was $150 million for the quarter and $188 million year to date, compared with $127 million and $146 million for the respective periods last year. The profit increase for both periods was due to improved price realization, a favorable product mix and lower operating costs, partially offset by lower shipment volumes.

Construction & Forestry. Sales declined 12 percent for the quarter and 10 percent for six months.  Operating profit was $192 million for the quarter and $287 million for six months, compared with $274 million and $410 million a year ago. Lower operating profit for both periods was primarily due to lower sales volumes and higher raw-material costs, partially offset by improved price realization year to date. Last year’s results included expenses related to the closure of a Canadian forestry-equipment facility.

Market Conditions & Outlook

Agricultural.  Global demand for farm commodities remains quite strong, driven by growing economic prosperity and robust demand for renewable fuels. Agricultural equipment sales in the U.S. and Canada started the year on a slow pace but have picked up in recent months and are expected to gain further momentum as the year progresses. Industry sales for the region are forecast to be up about 5 percent for the year, with increases in high-horsepower tractors more than offsetting relatively flat combine sales and weakness in cotton equipment.

European markets are benefiting from solid farm fundamentals, though concerns over potential drought conditions in France, Germany and Italy could affect machinery demand. Industry sales in Western Europe are forecast to be flat to up 2 percent for the year. Aided by increased demand for productive farm machinery, markets in Eastern Europe and the CIS (Commonwealth of Independent States) countries, including Russia, are expected to see higher sales. In South America, industry sales are now expected to be up by about 20 percent for the year, primarily as a result of improved conditions in Brazil. The Brazilian market is receiving support from higher commodity prices and strong demand for sugarcane. Industry sales in Australia are expected be down about 20 percent for the year largely as a result of drought conditions. Based on these factors and market conditions, worldwide sales of the company’s agricultural equipment are forecast to increase by about 13 percent for full-year 2007, including about 3 points of currency impact.

Commercial & Consumer.  John Deere commercial and consumer equipment sales are projected to be up about 11 percent for the year, including about $350 million of sales from LESCO, Inc. Acquired by Deere earlier this month, LESCO is a leading supplier of consumable lawn care, landscape, golf course and pest control products. Division sales also are expected to benefit from the success of new lines of residential zero-turn radius mowers and utility vehicles among other products.

Construction & Forestry. U.S. markets for construction and forestry equipment are expected to remain under pressure for the year. While nonresidential spending in the U.S. is forecast for improvement, the outlook for residential construction remains lower than last year. Further, sales to the independent rental channel are expected to decline significantly. In this environment, Deere’s worldwide sales of construction and forestry equipment are forecast to decrease by about 11 percent for the year.

Credit.  Full-year 2007 net income for Deere’s credit operations is forecast to be approximately $355 million. The expected improvement is being driven by growth in the credit portfolio, partially offset by higher administrative and operating expenses in support of division growth initiatives.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

JDCC’s net income was $76.3 million for the quarter and $149.5 million for the year to date, compared with net income of $68.5 million and $138.6 million for the respective periods last year. Results for the second quarter and for the first six months benefited from growth in the portfolio, partially offset by a higher provision for credit losses. The first six months this year were also affected by increased selling and administrative expenses.

Net receivables and leases financed by JDCC were $18.245 billion at April 30, 2007, compared with $17.142 billion one year ago. Net receivables and leases administered, which include receivables previously sold, totaled $18.830 billion at April 30, 2007, compared with $18.343 billion one year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook,” “Company Summary,” “Market Conditions & Outlook,” and other statements herein that relate to future operating periods are subject to important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the Company’s businesses.

Forward-looking statements involve certain factors that are subject to change, including for the Company’s agricultural equipment segment, the many interrelated factors that affect farmers’ confidence.  These factors include worldwide demand for agricultural products, world grain stocks, weather conditions (including drought in Australia and potential drought in Western Europe), soil conditions, harvest yields, prices for commodities and livestock, crop production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs (including those that may result from farm economic conditions in Brazil), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices (including bovine spongiform encephalopathy, commonly known as “mad cow” disease, and avian flu), crop pests and diseases (including Asian rust), and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the Company’s commercial and consumer equipment segment include weather conditions, general economic conditions, consumer confidence, consumer borrowing patterns, consumer purchasing preferences, housing starts, and spending by municipalities and golf courses.

The number of housing starts, interest rates and consumer spending patterns are especially important to sales of the Company’s construction equipment.  The levels of public and non-residential construction also impact the results of the Company’s construction and forestry segment.  Prices for pulp, lumber and structural panels are important to sales of forestry equipment.

All of the Company’s businesses and its reported results are affected by general economic conditions in and the political and social stability of the global markets in which the Company operates; production, design and technological difficulties, including capacity and supply constraints and prices, including for supply commodities such as steel and rubber; the availability and prices of strategically sourced materials, components and whole goods; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; oil and energy prices and supplies; inflation and deflation rates, interest rate levels and foreign currency exchange rates; the availability and cost of freight; trade, monetary and fiscal policies of various countries; wars and other international conflicts and the threat thereof; actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission; actions by environmental regulatory agencies, including those related to engine emissions and the risk of global warming; actions by other regulatory bodies; actions by rating agencies; capital market disruptions; customer borrowing and repayment practices, and the number of customer loan delinquencies and defaults; actions of competitors in the various industries in which the Company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; changes to accounting standards; the effects of, or response to, terrorism; and legislation affecting the sectors in which the Company operates.  The spread of major epidemics (including influenza, SARS, fevers and other viruses) also could affect Company results.  Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs.  Other factors that could affect results are changes in Company declared dividends, acquisitions and divestitures of businesses, and common stock issuances and repurchases.

The Company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The Company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the Company and its businesses, including factors that potentially could materially affect the Company’s financial results, is included in the Company’s most recent annual report on Form 10-K (including the factors discussed in Item 1A. Risk Factors) and other filings with the U.S. Securities and Exchange Commission.

Second Quarter 2007 Press Release
(millions of dollars)

	Three Months Ended April 30			Six Months Ended April 30
	2007	2006	% Change	2007	2006	% Change
Net sales and revenues:
Agricultural equipment net sales	$3,498	$3,068	+14	$5,579	$4,962	+12
Commercial and consumer equipment net sales	1,318	1,319		1,959	1,948	+1
Construction and forestry net sales	1,450	1,642	-12	2,543	2,810	-10
Total net sales *	6,266	6,029	+4	10,081	9,720	+4
Credit revenues	501	434	+15	994	842	+18
Other revenues	115	99	+16	233	202	+15
Total net sales and revenues *	$6,882	$6,562	+5	$11,308	$10,764	+5

Operating profit: **
Agricultural equipment	$487	$385	+26	$624	$491	+27
Commercial and consumer equipment	150	127	+18	188	146	+29
Construction and forestry	192	274	-30	287	410	-30
Credit	131	124	+6	263	253	+4
Other				2	1	+100
Total operating profit *	960	910	+5	1,364	1,301	+5
Interest, corporate expenses and income taxes	(336)	(393)	-15	(502)	(560)	-10
Income from continuing operations	624	517	+21	862	741	+16
Income from discontinued operations		228			240
Net income	$624	$745	-16	$862	$981	-12

*                    Includes equipment operations outside the U.S. and Canada as follows:

Net sales	$2,100	$1,723	+22	$3,424	$2,795	+23
Operating profit	$251	$171	+47	$334	$243	+37

                           The company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**             Operating profit is income from continuing operations before external interest expense, certain foreign exchange gains and losses, income taxes and corporate expenses.  However, operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended April 30, 2007 and 2006
(In millions of dollars and shares except per share amounts) Unaudited

	2007	2006
Net Sales and Revenues
Net sales	$6,265.9	$6,029.0
Finance and interest income	490.4	416.9
Other income	126.2	115.6
Total	6,882.5	6,561.5

Costs and Expenses
Cost of sales	4,705.5	4,542.7
Research and development expenses	204.3	187.8
Selling, administrative and general expenses	657.3	613.8
Interest expense	283.6	250.4
Other operating expenses	142.6	181.6
Total	5,993.3	5,776.3

Income of Consolidated Group Before Income Taxes	889.2	785.2
Provision for income taxes	279.9	269.9
Income of Consolidated Group	609.3	515.3

Equity in Income of Unconsolidated Affiliates
Credit	.1	.2
Other	14.2	1.5
Total	14.3	1.7

Income from Continuing Operations	623.6	517.0
Income from Discontinued Operations		227.6
Net Income	$623.6	$744.6

Per Share Data
Basic:
Continuing operations	$2.75	$2.19
Discontinued operations		.97
Net income	$2.75	$3.16

Diluted:
Continuing operations	$2.72	$2.17
Discontinued operations		.96
Net income	$2.72	$3.13

Average Shares Outstanding:
Basic	226.5	235.3
Diluted	229.3	238.1

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Six Months Ended April 30, 2007 and 2006
(In millions of dollars and shares except per share amounts) Unaudited

	2007	2006
Net Sales and Revenues
Net sales	$10,080.8	$9,720.3
Finance and interest income	972.8	820.4
Other income	254.0	222.9
Total	11,307.6	10,763.6

Costs and Expenses
Cost of sales	7,655.7	7,439.0
Research and development expenses	381.1	348.8
Selling, administrative and general expenses	1,200.7	1,081.5
Interest expense	550.7	480.3
Other operating expenses	264.8	288.7
Total	10,053.0	9,638.3

Income of Consolidated Group Before Income Taxes	1,254.6	1,125.3
Provision for income taxes	408.0	386.0
Income of Consolidated Group	846.6	739.3

Equity in Income of Unconsolidated Affiliates
Credit	.2	.3
Other	15.5	1.3
Total	15.7	1.6

Income from Continuing Operations	862.3	740.9
Income from Discontinued Operations		239.6
Net Income	$862.3	$980.5

Per Share Data
Basic:
Continuing operations	$3.80	$3.14
Discontinued operations		1.02
Net income	$3.80	$4.16

Diluted:
Continuing operations	$3.76	$3.11
Discontinued operations		1.00
Net income	$3.76	$4.11

Average Shares Outstanding:
Basic	226.9	235.8
Diluted	229.6	238.5

See Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	April 30 2007	October 31 2006	April 30 2006
Assets
Cash and cash equivalents	$1,983.7	$1,687.5	$1,201.9
Marketable securities	1,864.8	1,816.7	1,774.7
Receivables from unconsolidated affiliates	22.2	22.2	22.7
Trade accounts and notes receivable - net	4,397.6	3,037.7	4,400.6
Financing receivables - net	13,314.8	14,004.0	13,082.9
Restricted financing receivables - net	2,766.3	2,370.8	1,685.3
Other receivables	411.0	448.2	366.7
Equipment on operating leases - net	1,490.4	1,493.9	1,360.9
Inventories	2,572.8	1,957.3	2,711.8
Property and equipment - net	3,100.2	2,763.6	2,449.9
Investments in unconsolidated affiliates	138.6	124.0	109.8
Goodwill	1,117.1	1,110.0	1,083.3
Other intangible assets - net	77.8	56.4	53.3
Prepaid pension costs	2,636.8	2,642.4	2,648.2
Other assets	367.2	465.6	458.3
Deferred income taxes	756.5	582.2	538.1
Deferred charges	150.3	137.9	146.4
Total Assets	$37,168.1	$34,720.4	$34,094.8

Liabilities and Stockholders’ Equity
Short-term borrowings	$9,809.7	$8,121.2	$7,584.5
Payables to unconsolidated affiliates	126.7	31.0	188.0
Accounts payable and accrued expenses	4,803.1	4,482.8	4,330.7
Accrued taxes	339.6	152.5	246.2
Deferred income taxes	101.8	64.9	67.0
Long-term borrowings	11,275.6	11,584.0	11,479.8
Retirement benefit accruals and other liabilities	2,752.0	2,792.8	2,638.3
Total liabilities	29,208.5	27,229.2	26,534.5
Stockholders’ equity	7,959.6	7,491.2	7,560.3
Total Liabilities and Stockholders’ Equity	$37,168.1	$34,720.4	$34,094.8

See Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Six Months Ended April 30, 2007 and 2006
(In millions of dollars) Unaudited

	2007	2006
Cash Flows from Operating Activities
Net income	$862.3	$980.5
Adjustments to reconcile net income to net cash used for operating activities:
Provision for doubtful receivables	30.3	17.4
Provision for depreciation and amortization	367.4	331.9
Share-based compensation expense	55.0	61.0
Gain on the sale of a business		(355.4)
Undistributed earnings of unconsolidated affiliates	(12.9)	(.2)
Provision (credit) for deferred income taxes	(137.5)	82.4
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales of equipment	(1,169.5)	(1,478.3)
Inventories	(684.5)	(657.7)
Accounts payable and accrued expenses	242.1	44.2
Accrued income taxes payable/receivable	262.9	196.8
Retirement benefit accruals/prepaid pension costs	(71.1)	(592.0)
Other	95.8	(23.5)
Net cash used for operating activities	(159.7)	(1,392.9)

Cash Flows from Investing Activities
Collections of financing receivables	5,518.2	4,921.0
Proceeds from sales of financing receivables	59.3	39.6
Proceeds from maturities and sales of marketable securities	1,113.5	1,913.0
Proceeds from sales of equipment on operating leases	168.2	157.0
Proceeds from sales of businesses, net of cash sold		437.2
Cost of financing receivables acquired	(5,295.4)	(5,002.3)
Purchases of marketable securities	(1,155.5)	(1,443.8)
Purchases of property and equipment	(527.9)	(322.8)
Cost of equipment on operating leases acquired	(194.8)	(190.2)
Acquisitions of businesses, net of cash acquired		(14.6)
Other	124.8	(40.8)
Net cash provided by (used for) investing activities	(189.6)	453.3

Cash Flows from Financing Activities
Increase in short-term borrowings	1,044.4	456.4
Proceeds from long-term borrowings	1,339.5	1,479.8
Payments of long-term borrowings	(1,220.7)	(1,657.9)
Proceeds from issuance of common stock	178.6	268.1
Repurchases of common stock	(595.0)	(566.4)
Dividends paid	(188.8)	(165.7)
Excess tax benefits from share-based compensation	53.1	66.7
Other	(5.0)	(9.6)
Net cash provided by (used for) financing activities	606.1	(128.6)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	39.4	11.9

Net Increase (Decrease) in Cash and Cash Equivalents	296.2	(1,056.3)
Cash and Cash Equivalents at Beginning of Period	1,687.5	2,258.2
Cash and Cash Equivalents at End of Period	$1,983.7	$1,201.9

See Notes to Interim Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)             Dividends declared and paid on a per share basis were as follows:

	Three Months Ended April 30		Six Months Ended April 30
	2007	2006	2007	2006
Dividends declared	$.44	$.39	$.88	$.78
Dividends paid	$.44	$.39	$.83	$.70

(2)             The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(3)             Comprehensive income, which includes all changes in the Company’s equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended April 30		Six Months Ended April 30
	2007	2006	2007	2006
Net income	$623.6	$744.6	$862.3	$980.5

Other comprehensive income (loss), net of tax:

Cumulative translation adjustment	109.8	46.6	104.6	75.4

Unrealized gain (loss) on investments	.9	(1.0)	(.8)	1.1

Unrealized gain on derivatives	.2	3.7	1.4	4.1

Comprehensive income	$734.5	$793.9	$967.5	$1,061.1

(4)             The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries except for the health care operations, which are reported on a discontinued basis in the Statements of Consolidated Income and the Condensed Consolidated Balance Sheet.  In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agricultural equipment, commercial and consumer equipment and construction and forestry operations, with Financial Services reflected on the equity basis except for the health care operations, which are reported on a discontinued basis.  The supplemental “Financial Services” data in Note 5 include primarily Deere & Company’s credit operations with the health care operations reported on a discontinued basis.  In February 2006, the Company sold its health care operations.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended April 30, 2007 and 2006
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2007	2006	2007	2006
Net Sales and Revenues
Net sales	$6,265.9	$6,029.0
Finance and interest income	27.1	16.6	$541.0	$475.0
Other income	95.0	88.7	48.7	40.1
Total	6,388.0	6,134.3	589.7	515.1

Costs and Expenses
Cost of sales	4,705.7	4,542.7
Research and development expenses	204.3	187.8
Selling, administrative and general expenses	557.5	516.8	101.6	97.5
Interest expense	46.5	52.4	247.6	208.6
Interest compensation to Financial Services	67.1	64.2
Other operating expenses	48.0	109.5	110.2	84.6
Total	5,629.1	5,473.4	459.4	390.7

Income of Consolidated Group Before Income Taxes	758.9	660.9	130.3	124.4
Provision for income taxes	236.0	227.2	44.0	42.8
Income of Consolidated Group	522.9	433.7	86.3	81.6

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	86.6	81.5	.1	.2
Other	14.1	1.8
Total	100.7	83.3	.1	.2

Income from Continuing Operations	623.6	517.0	86.4	81.8
Income from Discontinued Operations		227.6		227.6
Net Income	$623.6	$744.6	$86.4	$309.4

*                    Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME
For the Six Months Ended April 30, 2007 and 2006
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2007	2006	2007	2006
Net Sales and Revenues
Net sales	$10,080.8	$9,720.3
Finance and interest income	49.3	38.7	$1,062.0	$916.2
Other income	199.0	178.8	91.7	72.8
Total	10,329.1	9,937.8	1,153.7	989.0

Costs and Expenses
Cost of sales	7,656.3	7,439.0
Research and development expenses	381.1	348.8
Selling, administrative and general expenses	1,014.3	913.5	190.0	169.6
Interest expense	89.0	106.0	482.6	395.6
Interest compensation to Financial Services	117.6	113.1
Other operating expenses	80.5	145.9	216.8	170.0
Total	9,338.8	9,066.3	889.4	735.2

Income of Consolidated Group Before Income Taxes	990.3	871.5	264.3	253.8
Provision for income taxes	318.1	298.3	89.9	87.7
Income of Consolidated Group	672.2	573.2	174.4	166.1

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Credit	173.6	165.8	.2	.3
Other	16.5	1.9
Total	190.1	167.7	.2	.3

Income from Continuing Operations	862.3	740.9	174.6	166.4
Income from Discontinued Operations		239.6		239.6
Net Income	$862.3	$980.5	$174.6	$406.0

*                    Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
CONDENSED BALANCE SHEET
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	April 30 2007	October 31 2006	April 30 2006	April 30 2007	October 31 2006	April 30 2006
Assets
Cash and cash equivalents	$1,725.8	$1,476.7	$826.1	$257.8	$210.8	$375.9
Cash equivalents deposited with unconsolidated subsidiaries			166.6
Cash and cash equivalents	1,725.8	1,476.7	992.7	257.8	210.8	375.9
Marketable securities	1,726.4	1,709.0	1,708.5	138.4	107.7	66.2
Receivables from unconsolidated subsidiaries and affiliates	166.3	494.2	307.2	1.8	.1	3.3
Trade accounts and notes receivable - net	1,431.3	986.7	1,341.8	3,564.0	2,485.6	3,580.1
Financing receivables - net	3.9	5.3	2.6	13,310.9	13,998.7	13,080.3
Restricted financing receivables - net				2,766.3	2,370.8	1,685.3
Other receivables	307.2	317.9	248.3	103.7	130.4	118.4
Equipment on operating leases - net				1,490.4	1,493.9	1,360.9
Inventories	2,572.8	1,957.3	2,711.8
Property and equipment - net	2,514.6	2,414.0	2,293.7	585.6	349.6	156.3
Investments in unconsolidated subsidiaries and affiliates	2,568.0	2,665.3	2,546.3	5.2	4.6	4.7
Goodwill	1,117.1	1,110.0	1,083.3
Other intangible assets - net	77.8	56.4	53.3
Prepaid pension costs	2,626.6	2,630.3	2,634.0	10.2	12.1	14.2
Other assets	205.8	200.5	178.7	161.5	265.1	279.5
Deferred income taxes	815.1	681.5	637.9	35.3	10.6	8.1
Deferred charges	118.6	105.6	113.3	33.4	33.2	34.9
Total Assets	$17,977.3	$16,810.7	$16,853.4	$22,464.5	$21,473.2	$20,768.1

Liabilities and Stockholders’ Equity
Short-term borrowings	$297.6	$282.5	$244.3	$9,512.1	$7,838.6	$7,340.2
Payables to unconsolidated subsidiaries and affiliates	128.5	31.0	191.2	144.0	472.2	451.2
Accounts payable and accrued expenses	4,559.8	4,115.2	4,056.4	842.7	803.1	797.4
Accrued taxes	308.2	137.9	210.0	31.4	14.6	36.2
Deferred income taxes	36.9	16.8	15.6	158.8	158.0	159.2
Long-term borrowings	1,965.0	1,969.5	1,960.5	9,310.5	9,614.5	9,519.3
Retirement benefit accruals and other liabilities	2,721.7	2,766.6	2,615.1	30.4	26.3	23.2
Total liabilities	10,017.7	9,319.5	9,293.1	20,029.9	18,927.3	18,326.7
Stockholders’ equity	7,959.6	7,491.2	7,560.3	2,434.6	2,545.9	2,441.4
Total Liabilities and Stockholders’ Equity	$17,977.3	$16,810.7	$16,853.4	$22,464.5	$21,473.2	$20,768.1

*                    Deere & Company with Financial Services on the equity basis except for the health care operations reported on a discontinued basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF CASH FLOWS
For the Six Months Ended April 30, 2007 and 2006
(In millions of dollars) Unaudited

	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2007	2006	2007	2006
Cash Flows from Operating Activities
Net income	$862.3	$980.5	$174.6	$406.0
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision (credit) for doubtful receivables	(.2)	5.0	30.6	12.4
Provision for depreciation and amortization	217.8	200.5	178.3	153.9
Gain on the sale of a business		(355.4)		(355.4)
Undistributed earnings of unconsolidated subsidiaries and affiliates	149.9	(167.6)	(.2)	(.2)
Provision (credit) for deferred income taxes	(112.1)	84.5	(25.4)	(2.0)
Changes in assets and liabilities:
Receivables	(489.6)	(467.4)	3.3	14.0
Inventories	(576.3)	(567.5)
Accounts payable and accrued expenses	394.7	75.5	11.3	113.5
Accrued income taxes payable/receivable	246.7	182.7	16.2	14.1
Retirement benefit accruals/prepaid pension costs	(76.6)	(583.2)	5.5	(8.9)
Other	147.2	115.4	11.9	64.6
Net cash provided by (used for) operating activities	763.8	(497.0)	406.1	412.0

Cash Flows from Investing Activities
Collections of receivables			14,015.4	13,784.8
Proceeds from sales of financing receivables			105.1	52.1
Proceeds from maturities and sales of marketable securities	1,111.3	1,809.6	2.1	103.4
Proceeds from sales of equipment on operating leases			168.2	157.0
Proceeds from sales of businesses, net of cash sold		437.2
Cost of receivables acquired			(14,684.6)	(15,047.4)
Purchases of marketable securities	(1,123.0)	(1,366.4)	(32.5)	(77.4)
Purchases of property and equipment	(278.8)	(224.7)	(249.1)	(98.1)
Cost of equipment on operating leases acquired			(341.1)	(312.0)
Acquisitions of businesses, net of cash acquired		(14.6)
Other	(47.8)	46.2	143.4	(108.4)
Net cash provided by (used for) investing activities	(338.3)	687.3	(873.1)	(1,546.0)

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	13.3	(171.5)	1,031.1	627.9
Change in intercompany receivables/payables	334.7	24.2	(334.7)	(37.3)
Proceeds from long-term borrowings			1,339.4	1,479.8
Payments of long-term borrowings	(5.5)	(775.7)	(1,215.2)	(882.2)
Proceeds from issuance of common stock	178.6	268.1
Repurchases of common stock	(595.0)	(566.4)
Dividends paid	(188.8)	(165.7)	(337.2)	(17.3)
Excess tax benefits from share-based compensation	53.1	66.7
Other	(.3)	(9.6)	24.7	21.5
Net cash provided by (used for) financing activities	(209.9)	(1,329.9)	508.1	1,192.4

Effect of Exchange Rate Changes on Cash and Cash Equivalents	33.5	8.7	5.9	3.3

Net Increase (Decrease) in Cash and Cash Equivalents	249.1	(1,130.9)	47.0	61.7
Cash and Cash Equivalents at Beginning of Period	1,476.7	2,123.6	210.8	314.2
Cash and Cash Equivalents at End of Period	$1,725.8	$992.7	$257.8	$375.9

*                    Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.